Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of October 21, 2014 by and between Amtech Systems, Inc., an Arizona corporation (the “Company”), and Paul J. van der Wansem, an individual (“Consultant”).

WHEREAS, contemporaneous with the execution of this Agreement, Consultant and the Company are entering into an Employment Agreement (the “Employment Agreement”) under which the Company shall employ Consultant as an employee for a one-year term unless the Employment Agreement is terminated prior to the expiration of the one-year term; and

WHEREAS, the Company desires to retain Consultant as an independent contractor following the conclusion of the term of the Employment Agreement of the Company in order to obtain Consultant’s services as provided in this Agreement; and

WHEREAS, the parties desire to memorialize their relationship and the terms under which Consultant will provide services to the Company;

NOW, THEREFORE, in consideration of foregoing premises and the terms, provisions and conditions set forth in this Agreement,

1. Independent Contractor. In accordance with the mutual intentions of the Company and Consultant, this Agreement establishes between the parties an independent contractor relationship, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. Consultant acknowledges that he is not an employee of the Company, and there is no intention to create by this Agreement an employer-employee relationship.

2. Services. The Company shall engage Consultant, and Consultant shall provide consulting, strategic and advisory services as requested by the Company relating to the business and operation of the Company’s business, including BTU International (the “Services”). The scope of the Services may be amended from time to time by the mutual consent of the parties. Consultant shall have the discretion to determine the manner and means by which the Services are provided to the Company. The Company and the Consultant anticipate that Consultant will provide in the range of 500 to 600 hours per year during the term of this Agreement as provided in Section 3. Except to the extent reasonable travel is required in connection with Consultant’s delivery of the Services, Consultant shall provide the Services primarily at the location of BTU International in the North Billerica, Massachusetts area. Consultant shall have use of the same office he had on his last date of employment with the Company, or a similar office reasonably acceptable to Consultant. Consultant shall receive the support of an executive assistant employed by the Company, and such executive assistant may be utilized by Consultant to provide up to six (6) hours per week of services in connection with matters unrelated to the Services, provided the executive assistant is not utilized to render services to Consultant in connection with activity prohibited by this Agreement.

3. Term. This Agreement shall become effective and commence one day after the Employment Agreement and Consultant’s employment with the Company is terminated (the

“Effective Date”); provided, however, that this Agreement shall not become effective or commence in the event the Employment Agreement and the Consultant’s employment with the Company is terminated prior to the conclusion of the one-year term provided for in the Employment Agreement, unless terminated by mutual agreement of the Company and the Consultant. For the avoidance of doubt, (i) this Agreement shall have no force or effect until the closing of the Merger Agreement; and (ii) if the Employment Agreement and Consultant’s employment are terminated as a result of Consultant’s death, by the Company as a result of Consultant’s disability or either for “Cause” or without “Cause” as that term is defined in the Employment Agreement, or by Consultant either for “Good Reason” or without “Good Reason” as that term is defined in the Employment Agreement, then this Agreement shall not commence or become effective. If this Agreement becomes effective, it shall terminate twenty-four (24) months after the Effective Date, unless earlier terminated by either party pursuant to Section 4 of this Agreement.

4. Termination. Consultant may terminate this Agreement for Good Reason or without Good Reason (as defined below) by giving thirty (30) days written notice to the Company, and the Company may terminate this Agreement for Cause (as defined below) or without Cause by giving thirty (30) days written notice to Consultant. This Agreement shall be terminated as of the date specified in such notice. If both parties give notice, the earlier termination date shall control. In the event of Consultant’s death, this Agreement shall automatically terminate. The Company may terminate this Agreement upon notice to Consultant in the event Consultant becomes disabled during the term of this Agreement through any illness, injury, accident or condition of either a physical or psychological nature which, as a result, renders Consultant unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation, for ninety (90) consecutive calendar days or an aggregate of one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. For purposes of this Agreement, “Cause” shall mean (a) the final written determination by the Board of Directors of the Company, after thirty (30) days’ prior written notice to Consultant and the opportunity for Consultant to be heard by the Board of Directors, that Consultant has materially failed to perform his duties and responsibilities to the Company or acted in a materially negligent manner with respect to his duties and responsibilities to the Company or any of its Affiliates (as defined below); (b) the final written determination by the Board of Directors of the Company, after thirty (30) days’ prior written notice to Consultant and the opportunity for the Executive to be heard by the Board of Directors, that Consultant has materially breached any material provision of this Agreement or any other agreement with the Company or any of its Affiliates; (c) the commission of fraud, embezzlement or theft by Consultant with respect to the Company or its Affiliates; or (d) the commission by Consultant of any felony or any other crime involving dishonesty or moral turpitude. For purposes of this Agreement, “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest. For purposes of this Agreement, “Good Reason” shall mean any of the following circumstances unless remedied by the Company within thirty (30) days after receipt of written notification from Consultant that such circumstances exist or have occurred: (i) material diminution in the nature or scope of Consultant’s responsibilities or duties or authority; (ii) material reduction of Consultant’s compensation; or (iii) any material failure by the Company to comply with any of the material provisions of this Agreement. In the event Consultant terminates this Agreement without Good Reason or the Company terminates this

Agreement for Cause or as a result of Consultant’s disability or in the event this Agreement terminates due to Consultant’s death, the Company shall have no further obligation to Consultant to provide any compensation or remuneration to Consultant. In the event the Company terminates this Agreement without Cause or Consultant terminates this Agreement for Good Reason, the Company shall remain obligated to provide to Consultant the compensation provided for in Section 5 of this Agreement during the remainder of the term of this Agreement following such termination, and all unvested options held by Consultant shall immediately vest, as provided in Section 4(b) of the Employment Agreement.

5. Compensation. During the term of this Agreement, the Company shall pay to Consultant for the Services provided to the Company the amount of $22,083.33 per month (the “Fee”). The Fee shall constitute full payment for Consultant’s services to the Company from and after the Effective Date, and Consultant shall not receive any additional benefits, compensation, or remuneration. During the term of this Agreement, the Company shall pay the Fee to Consultant on the fifteenth (15th) day of the month following the month in which Services are provided.

6. Performance. Consultant agrees to furnish personal services as provided herein as an independent contractor using his own tools, equipment, supplies, means and methods. Consultant represents and warrants that he has full knowledge of, understands and will comply with all federal, state and local laws, rules and regulations related to the Company’s business operations and governing Consultant’s performance under this Agreement. The Company shall reimburse Consultant for documented, authorized, and reasonable out-of-pocket expenses incurred by Consultant in connection with the performance of the Services within thirty (30) days of the Company’s receipt of an invoice from Consultant documenting such expenses.

7. Tax Liability. Consultant agrees to accept exclusive liability for the payment of all taxes arising from or relating to Consultant’s services to the Company pursuant to this Agreement, including, without limitation, income or payroll taxes or contributions for unemployment insurance or old age pensions or annuities or social security payments which are measured by the wages, salaries or other remuneration paid to Consultant and to reimburse the Company for such taxes or contributions which the Company may be compelled to pay. Consultant further agrees to comply with all valid administrative regulations respecting the assumption of liability for such taxes and contributions.

8. Use of Company Name. Consultant shall use the Company’s name(s), symbol(s), trademarks or any other types of identification (the “Marks”), whether the same or similar as created by the Company, only as authorized by the Company and for the purpose of fulfilling the terms of this Agreement. Upon termination of this Agreement, Consultant shall immediately stop using for his own benefit or the benefit of another person any of the Marks. Consultant acknowledges that the Company is the exclusive owner of and has all right, title and interest in and to the Marks, and further agrees that all use of the Marks by it shall inure exclusively to the benefit of the Company.

9. Confidential Information and Restricted Activities.

a. Confidential Information. In the course of the term of this Agreement, it is anticipated that Consultant shall have access to Confidential Information (as defined below) owned by the Company. Consultant recognizes and acknowledges that included within the Confidential Information are the Company’s confidential commercial information, technology, methods of manufacture, designs, and any computer programs, source codes, object codes, executable codes and related materials, all as they may exist from time to time, and that they are valuable special and unique aspects of the Company’s business. All such Confidential Information shall be and remain the property of the Company. Except as required by his duties to the Company, the Consultant shall not, directly or indirectly, either during the term of this Agreement or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Information. Upon termination of this Agreement, the Consultant shall promptly deliver to the Company all Confidential Information (including all copies thereof, whether prepared by Consultant or others) which are in the possession or under the control of Consultant. Consultant shall not be deemed to have breached this section if Consultant shall be specifically compelled by lawful order of any judicial, legislative, or administrative authority or body to disclose any Confidential Information or else face civil or criminal penalty or sanction. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products (as defined below), (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or, any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

b. Restricted Activities. Consultant agrees that some restrictions on his activities during and after the termination of this Agreement are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company. Consultant agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the term of this Agreement or for a period of two years after the end of the term of this Agreement (the “Non-Competition Period”) participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have any interest, directly or indirectly, in any enterprise which is engaged in the business of distributing, selling or otherwise trading in products or services which are competitive to any products or services distributed, sold or otherwise traded in by the Company or any of its subsidiaries during the term of this Agreement, or which are competitive to any products or services being actively developed, with the bona fide intent to market same, by the Company or any of its subsidiaries during the term of this Agreement. In addition, Consultant agrees that, during the Non-Competition Period, Consultant shall observe the covenants set forth in this section and shall not own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse’s family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, either directly or indirectly, any partnership, corporation, or other entity which distributes, sells, or otherwise trades in products which are competitive to any products or services being developed, distributed, sold, or otherwise traded in by the Company or any of its subsidiaries, during the term of this Agreement, or being actively developed by the Company or any of its subsidiaries during the term of this Agreement with the Company with a bona fide intent to market same. Consultant further agrees, during the Non-Competition Period, to (i) refrain from directly or indirectly soliciting Company’s vendors, customers or employees, except that Consultant may solicit the Company’s vendors or customers in connection with a business that does not compete with the Company or any of its subsidiaries; and (ii) refrain from initiating, promoting or consulting with any third party with respect to any effort by any third party to acquire beneficial ownership (as defined under Rule 13d-3 of the Securities Exchange Act of 1934) of the voting securities of the Company, or all or a material portion of the assets of the Company and its subsidiaries pursuant to a merger, consolidation, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or any of its subsidiaries, assisting, encouraging or otherwise participating in any proxy contest with respect to matters submitted to a vote of the Company’s shareholders. Consultant hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this section by Consultant, and Consultant therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this section by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

c. Enforcement of Covenants. Consultant hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this section by Consultant, and the Consultant therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this section by injunction or specific performance, and may obtain any other appropriate remedy available in equity. Consultant acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this section. Consultant agrees that said restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Consultant further acknowledges that, were he to breach any of the covenants contained in this section, the damage to the Company would be irreparable. Consultant therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Consultant of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10. Ownership. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by Consultant during the term of this Agreement (the “Work Product”) shall belong exclusively to the Company and shall, to the fullest extent possible, be considered a work made for hire for the Company within the meaning of Title 17 of the United States Code. Consultant hereby assigns, without any requirement of further consideration, any right, title or interest Consultant may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of the Company, Consultant shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. All records, documents, software, computer disks, and any other form of information relating to the Company, which are or were prepared or created by Consultant and its employees, agents and subcontractors, or which may or did come into Consultant’s possession during the term of this Agreement, including any and all copies thereof, shall be returned to the Company upon termination of this Agreement or within ten (10) days following a request for same from Company at any time during the term of this Agreement.

11. Further Assurance. Each of the parties hereby agrees to execute and delivery such documents and to take such other actions at any time and from time to time hereunder as may be reasonably requested by the other party to carry out the provisions or purposes of this Agreement.

12. Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns. No party may assign any of such party’s rights or obligations under this Agreement without the prior written consent of the other party.

13. Severability. In the event that any provision of this Agreement is later determined to be illegal, invalid or unenforceable for any reason, such provision shall be deemed severed herefrom and such severance shall not affect the legality, validity or enforceability of the other provisions hereof.

14. Governing Law. This contract shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principals thereof.

15. Entire Agreement. Except any prior agreement which expressly survives its termination, including the terms of any employment agreement between Consultant and the Company containing restrictive covenants which survived the termination of Consultant’s prior employment with the Company, this Agreement supersedes all prior agreements between the parties, including any verbal or written agreements, concerning the subject matter hereof and this Agreement constitutes the entire agreement between the parties with respect thereto. This Agreement may be modified only with a written instrument duly executed by each of the parties. No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein and this Agreement has not been executed in reliance upon any representation or promise except those contained herein.

16. Relationship of Parties. Neither party is the partner, agent, employee or representative of the other, and nothing in this Agreement shall be construed or deemed to create a partnership, joint venture, agency or employment relationship between the Company and Consultant.

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By signing below, the parties acknowledge reviewing and consenting to all the terms and conditions of this Consulting Agreement.

Amtech Systems, Inc.		Consultant

By:	/s/ Fokko Pentinga	/s/ Paul J. van der Wansem
	Fokko Pentinga	Paul J. van der Wansem

Its: President and Chief Executive Officer

[Signature Page to van der Wansem Consulting Agreement]